Exhibit 99.1

Statements of Consolidated Operations
Reclassified for Discontinued Operations — Precious Metals Group
Year ended December 31, 2002 and Six months ended June 30, 2003

	2002					2003

	1Q	2Q	3Q	4Q*	Full Year*	1Q**	2Q	YTD**

Net sales	$166,554	$182,487	$180,649	$187,610	$717,300	$209,340	$196,719	$406,059
Cost of products sold	119,314	130,836	127,955	220,472	598,577	173,860	161,775	335,635
Cost of products sold — write-down of inventories			108,222		108,222

Gross profit	47,240	51,651	(55,528)	(32,862)	10,501	35,480	34,944	70,424
Selling, general and administrative expenses	19,795	18,288	26,942	15,181	80,206	19,741	20,597	40,338
Restructuring and other unusual charges				145,575	145,575	3,799		3,799

Income (loss) from operations	27,445	33,363	(82,470)	(193,618)	(215,280)	11,940	14,347	26,287
Other income (expense)
Interest expense	(6,687)	(5,800)	(6,304)	(7,580)	(26,371)	(10,211)	(10,679)	(20,890)
Foreign exchange (loss) gain	(299)	6,894	(1,171)	(3,498)	1,926	(2,462)	3,196	734
Investment and other income, net	29	2,783	(546)	(2,800)	(534)	471	492	963

	(6,957)	3,877	(8,021)	(13,878)	(24,979)	(12,202)	(6,991)	(19,193)
Income (loss) from continuing operations before income taxes and minority interests	20,488	37,240	(90,491)	(207,496)	(240,259)	(262)	7,356	7,094
Income taxes	8,506	8,328	(15,425)	(30,116)	(28,707)	—	1,542	1,542
Minority interests	(46)	25	(24)	(171)	(216)	62	(1,429)	(1,367)

Income (loss) from continuing operations	12,028	28,887	(75,042)	(177,209)	(211,336)	(324)	7,243	6,919
Income (loss) from discontinued operations	11,340	(3,386)	3,876	(128,404)	(116,574)	(7,440)	(2,868)	(10,308)

Net income (loss)	$23,368	$25,501	$(71,166)	$(305,613)	$(327,910)	$(7,764)	$4,375	$(3,389)

Income (loss) per common share — basic:
Continuing operations	$0.44	$1.02	$(2.65)	$(6.25)	$(7.54)	$(0.01)	$0.26	$0.24
Discontinued operations	0.42	(0.12)	0.13	(4.53)	(4.16)	(0.26)	(0.11)	(0.36)

Net income (loss)	$0.86	$0.90	$(2.52)	$(10.78)	$(11.70)	$(0.27)	$0.15	$(0.12)
Income (loss) per common share — assuming dilution:
Continuing operations	$0.44	$1.01	$(2.65)	$(6.25)	$(7.54)	$(0.01)	$0.26	$0.24
Discontinued operations	0.41	(0.12)	0.13	(4.53)	(4.16)	(0.26)	(0.11)	(0.36)

Net income (loss)	$0.85	$0.89	$(2.52)	$(10.78)	$(11.70)	$(0.27)	$0.15	$(0.12)
Weighted average shares outstanding (000)
Basic	27,109	28,253	28,285	28,339	28,037	28,303	28,306	28,304
Assuming dilution	27,567	28,706	28,285	28,339	28,037	28,303	28,308	28,305

*	-	Fourth quarter 2002 includes restructuring and other unusual charges related to continuing operations of $192 million, of which $46.4 million is included in cost of sales. In addition, loss from discontinued operations includes charges of $137.7 million.

**	-	First quarter 2003 includes restructuring charges related to continuing operations of $3.8 million. In addition, loss from discontinued operations includes charges of $6.3 million.